Exhibit 99.1

Nova Minerals Reports Strong Quarterly Progress, Secures Final Antimony Permits, Advancing Towards 2027 Production

Anchorage, Alaska, November 13, 2026 – Nova Minerals Corp (“Nova” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to report its financial and operational results for the quarter ended September 30, 2026, highlighting continued advancement of its flagship Estelle Gold and Critical Minerals Project in Alaska, with significant progress towards establishing a vertically integrated U.S. domestic antimony supply chain.

Quarterly Highlights

●	Advancing towards 2027 production: Progressed engineering, metallurgical test work, equipment procurement and site preparations, with approximately 500 tons of processing and refining equipment delivered to Port MacKenzie as of the end of the quarter, and early earthworks underway.

●	$43.4 million Department of War award: As of the end of the quarter, approximately $23.9 million of the DOW award was received, with an additional milestone achieved and $5.0 million invoiced subsequent to the end of the quarter. The remaining funding is subject to achievement of applicable program milestones and expected to be received by the end of fiscal year 2027.

●	Antimony exploration: Completed drilling at the Styx and Stibium prospects and collected approximately 100 tons of antimony-bearing material to date for initial pilot-scale processing feedstock.

●	Gold exploration: Completed approximately 8,000 metres of drilling during the 2026 field season, with the RPM program focused on expanding the deposit and enhancing resource confidence, alongside property-wide geological mapping and sampling.

●	Gold Studies: Completed bench-scale flotation testing to assess and optimise gold recoveries.

●	Financial position: Held cash and cash equivalents of approximately $17.8 million at September 30, 2026. Cash expenditures of approximately $9.0 million during the quarter principally reflecting advancement of the 2026 field program, gold and antimony mining studies, operating costs and final payments for processing equipment.

●	Quarterly result: Reported a net loss of approximately $12.0 million, compared with approximately $6.4 million in the prior-year period, primarily reflecting increased exploration, drilling, mining studies and antimony development expenditures.

Subsequent Events to End of Quarter

On October 27, 2026, the Company received all final approvals from the Alaska Department of Natural Resources for the integrated antimony three-year pilot-scale development, covering ore extraction at Styx and Stibium, ore sorting and processing at Whiskey Bravo, and downstream processing and refining at Port MacKenzie.

Nova Minerals CEO, Mr. Christopher Gerteisen, commented:

“Securing final permits for our pilot-scale integrated antimony development is a major milestone for Nova and brings us a significant step closer to establishing technical feasibility of our antimony processing and refining process, leading the way for Nova to provide a secure U.S. domestic antimony supply chain.

“With permitting complete, approximately 500 tons of processing equipment delivered and substantial preparatory work advanced during the quarter, with our focus now on progressing development towards our targeted 2027 pilot-scale production timeframe to complete delivery of military grade antimony trisulfide required under the DoW award.

“We continue to advance our flagship Estelle gold project, having completed an extensive 2026 drilling program and progressed the technical studies supporting the Gold Pre-Feasibility Study. We believe the combination of our gold and antimony assets provides a strong platform for Nova’s future growth.”

Going Concern Statement Required by NYSE American Company Guide Section 610(b)

The Company’s audited consolidated financial statements included in the Form 10-K contained a report of its independent registered public accounting firm with an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. The conditions that gave rise to the going concern assessment, and management’s plans to address them, are described in Note 3 to the consolidated financial statements. This statement is made in compliance with Section 610(b) of the NYSE American Company Guide, which requires a listed company that receives an audit opinion containing a going concern emphasis to make a public announcement of that fact, and does not reflect any change or amendment to the Company’s audited consolidated financial statements or the report of its independent registered public accounting firm.

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a $43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:
Craig Bentley	Jenna Shinderman	Dave Gentry, CEO
Executive Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-631-918-4047	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: jenna.shinderman@sodali.com	E: NVA@redchip.com